Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 7th day of March, 2006, by and between Michael M. Mullen (“Executive”) and Solstice Holdings LLC, a Delaware limited liability company (the “Company”), and at and after the Effective Time, by and among Executive, the Company and CenterPoint Properties Trust, a Maryland real estate investment trust (“CenterPoint”). Certain capitalized terms used herein, unless otherwise specified, are defined in Section 12.

R E C I T A L S:

WHEREAS, CenterPoint owns, manages, acquires, leases and develops real estate;

WHEREAS, Executive is knowledgeable and experienced in certain aspects of CenterPoint’s business;

WHEREAS, Executive and CenterPoint are parties to the Prior Agreements, which set forth the terms and conditions of Executive’s employment prior to the Effective Time;

WHEREAS, CalEast Industrial Investors, LLC, a California limited liability company (“CalEast”), Solstice Merger Trust, a Maryland real estate investment trust (“Merger Sub”) and CenterPoint entered into the Agreement and Plan of Merger dated December 7, 2005, and amended February 2, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into CenterPoint (the “Merger”) at the effective time as defined in Section 1.3(a) of the Merger Agreement (the “Effective Time”), and CenterPoint will become a subsidiary of the Company, a subsidiary of CalEast;

WHEREAS, the Company and Executive entered into the Employment Agreement Term Sheet dated December 7, 2005 (the “Term Sheet”) in connection with the execution of the Merger Agreement with respect to certain terms and conditions of Executive’s employment with CenterPoint on and after the Effective Time;

WHEREAS, Executive desires to be employed by CenterPoint, and CenterPoint desires to employ Executive upon the terms and conditions as set forth in this Agreement;

WHEREAS, it is contemplated by the Company and Executive that this Agreement, which will supersede and replace the Prior Agreements and the Term Sheet, will be effective only upon and following the Effective Time and at such time CenterPoint will join and be a party to this Agreement; and

WHEREAS, Executive recognizes and acknowledges that the business of CenterPoint is highly competitive and that by reason of his employment by CenterPoint he has and will continue to have access to confidential and proprietary information regarding CenterPoint and its business.

NOW THEREFORE, in consideration of the foregoing recitals and mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             EMPLOYMENT. Effective as of the Effective Time, CenterPoint hereby agrees to employ Executive under the terms and conditions set forth in this Agreement, and Executive hereby agrees to accept such employment. The employment relationship between CenterPoint and Executive shall be governed by this Agreement and the general employment policies and practices of CenterPoint including, without limitation, those policies and practices relating to confidential information and avoidance of conflicts, to the extent such policies and practices do not conflict with this Agreement.

2.             DUTIES. Executive shall serve in the capacity specified on Schedule A, with the duties generally associated with such position, together with such further and additional duties of an executive nature as from time to time may be assigned to him by the person or body specified in Schedule A, to whom or which he is to report. Executive shall report directly to the person or body specified in Schedule A. During the Employment Term, Executive will devote his best efforts and his full business time and attention (exclusive of vacation periods, holidays or periods of illness or incapacity) to the business of CenterPoint and his duties hereunder; provided, however, that Executive may devote a reasonable amount of his time to the management of personal investments, and to industry, civic and community matters, so long as such matters do not materially interfere with the performance of Executive’s duties hereunder.

3.             TERM. Subject to earlier termination of Executive’s employment as provided in Section 4, Executive’s employment shall be for an initial term commencing at the Effective Time and ending on June 30, 2011 (the “Initial Term”). At the end of the Initial Term, and each succeeding June 30th thereafter, the employment of Executive shall continue upon the terms and conditions of this Agreement set forth herein, as amended from time to time, unless CenterPoint or Executive gives the other party written notice at least ninety (90) days prior to the end of the Initial Term or any extended term of such party’s intention not to extend the Employment Term and to terminate Executive’s employment. For purposes of this Agreement, the Initial Term and any annual extension of this Agreement shall collectively be referred to as the “Employment Term.”

4.             TERMINATION. In addition to either party’s right to terminate Executive’s employment at the end of the Employment Term as set forth in Section 3, Executive’s employment under this Agreement shall terminate upon the occurrence of any of the following:

(a)           Executive’s death or Disability;

(b)           (i) at CenterPoint’s election other than for Cause, upon delivery to Executive of 60 days’ advance written notice by CenterPoint of its intent to terminate Executive’s employment other than for Cause, (ii) at Executive’s election for Good Reason where such termination is not a Qualifying Termination, upon delivery to CenterPoint of 60 days’ advance written notice by Executive of Executive’s intent to voluntarily terminate for Good Reason, or (iii) at Executive’s election for Good Reason where such termination is a Qualifying

Termination, upon delivery to CenterPoint of 30 days’ advance written notice by Executive of Executive’s intent to voluntarily terminate his employment for Good Reason;

(c)           at CenterPoint’s election for Cause; and

(d)           at Executive’s election other than for Good Reason, upon delivery to CenterPoint of three (3) months’ advance written notice by Executive of Executive’s intent to voluntarily terminate employment without Good Reason.

5.             BASE SALARY. In consideration of the services rendered by Executive hereunder, during the Employment Term, CenterPoint agrees to pay to Executive an annual base salary as provided on Schedule A (the “Base Salary”) payable in accordance with CenterPoint’s payroll policies. The Base Salary will be reviewed at least annually and may be increased or decreased (but not decreased below the Base Salary on the Effective Date), based on the recommendation of the Compensation Committee, and as determined by the Board in its sole discretion.

6.             INCENTIVE ARRANGEMENTS. During the Employment Term, Executive shall be entitled to participate in the MIP established by the Company’s MIP Unit Member and all other incentive, equity-based and deferred compensation plans, practices, policies and programs established by CenterPoint or the Company (other than the Retention Equity Compensation Plan under the Company’s Retention and Incentive Equity Compensation Program (the “Equity Compensation Program”)) for the general benefit of similarly-situated executive and managerial employees.

(a)           Annual Cash Bonus. To the extent not already paid, on or around the Effective Date, CenterPoint shall pay Executive a cash bonus equal to the amount Executive would have earned from CenterPoint had the Merger not occurred and based on the performance multiple derived from the performance of CenterPoint and Executive during the 2005 calendar year. On or around July 1, 2006, CenterPoint shall pay Executive a cash bonus based upon Executive’s Target Annual Bonus Award and performance multiple as of June 30, 2006, times fifty percent (50%). During the Employment Term, Executive shall be eligible to participate in CenterPoint’s annual bonus plan with a target annual cash bonus award (the “Target Annual Bonus Award”), as set forth on Schedule A, which may be increased or decreased (but not decreased below the Target Annual Bonus Award on the Effective Date), based on the recommendation of the Compensation Committee, and as determined by the Board in its sole discretion. The actual amount paid based on the Target Annual Bonus Award will be based on Executive’s performance and the results of CenterPoint with respect to annual goals, as recommended by the Compensation Committee and as determined by the Board in its sole discretion (the “Actual Annual Bonus Award”). CenterPoint shall pay each Actual Annual Bonus Award to Executive in a single lump sum on or around the date that CenterPoint pays the annual bonuses to its other similarly-situated executives, in accordance with the terms of CenterPoint’s annual bonus plan.

(b)           Initial Incentive Award. The Company shall grant to Executive, as a one-time award, Initial Unvested Class A Units in the amount set forth on Schedule A (the “Initial Incentive Award”), which shall be in lieu of the share options, restricted shares and/or performance units that CenterPoint would have awarded to Executive in 2006 for CenterPoint’s fiscal year 2005 performance, in the ordinary course, consistent with its past practice. Subject to the terms and conditions set forth herein and in accordance with the terms of the Equity Compensation Program, the Initial Incentive Award shall no longer be subject to a substantial risk of forfeiture on the fifth (5th) anniversary of the Effective Date.

(c)           MIP Units. Executive shall be entitled to participate in the MIP with such opportunities to receive awards of MIP Units, if any, in accordance with and subject to the terms and conditions of the MIP, this Agreement, Executive’s MIP Unit award agreement(s) and the MIP Unit Member Operating Agreement. Notwithstanding anything in any of the foregoing agreements to the contrary, including, but not limited to, the provisions relating to vesting and forfeiture upon a termination of Executive’s employment and except as provided in this Section 6(c), any MIP Units held by Executive shall vest and become nonforfeitable upon the occurrence of a Change in Control. Executive shall be entitled to distributions with respect to such vested MIP Units on and after the Change in Control and on and after a termination of employment, other than a termination for Cause, pursuant to the terms of the MIP, Executive’s MIP Unit award agreement(s) and the MIP Unit Member Operating Agreement. Such vested MIP Units shall otherwise remain subject to the terms of the MIP, the Executive’s MIP Unit award agreement(s), the MIP Unit Member Operating Agreement and this Agreement; provided, however, that, upon a termination for Cause as provided in Section 4(c), all MIP Units (whether vested or unvested, including vesting pursuant to this Section 6(c)) held by Executive shall be immediately forfeited pursuant to Section 9(f), and Executive will not be entitled to any further payments or distributions and will have no further rights under the MIP on and after Executive’s Termination Date.

7.             REQUIRED INVESTMENT. (a) The amount of Executive’s initial investment in the Company as of the Effective Date will consist of the following:  (i) all of Executive’s Initial Incentive Award and (ii) cash (the “Cash Investment”), in each case, as set forth on Schedule A thereto (the “Initial Investment”). Executive acknowledges and agrees that Executive, the CFO and the other members of the Key Management Team have committed to invest an aggregate of $20 million in the Company (the “Required Investment”).

(b)           Executive acknowledges and agrees that Executive’s Initial Investment, when aggregated with the CFO’s Initial Investment, shall not be less than $14 million (the “Minimum Investment”) plus the difference, if any, between the Required Investment and the sum of (x) the Minimum Investment and (y) the aggregate value of (A) the Initial Incentive Awards and (B) the Cash Investment in the Company by members of the Key Management Team (other than Executive and the CFO) and the Additional Employees, if any.

(c)           Executive acknowledges and agrees that Executive, the other members of the Key Management Team and the Additional Employees may subscribe to purchase at the Effective Time up to an additional $7 million of  common equity interests of the Company (the “Equity Interests”) by an additional contribution of cash to the Company, in each case, subject to compliance with applicable federal and state securities laws (the “Additional Subscription”) and further acknowledge and agree that in no event shall the total Equity Interests issued to the Key Management Team and the Additional Employees by the Company pursuant to the terms of this Agreement and the Company Operating Agreement exceed $27 million in the aggregate.

(d)           In consideration of the Cash Investment and the Additional Subscription, if any, Executive will receive Equity Interests of the Company with an aggregate value equal to such aggregate amount and having the same terms as the Equity Interests of the Company issued to CalEast on or prior to the Effective Date, which shall be subject to the terms of the Company Operating Agreement, the Equity Compensation Program and this Agreement. Executive will be fully vested in the Equity Interests acquired as a result of Executive’s Cash Investment and Additional Subscription, if any.

8.             OTHER BENEFITS. During the Employment Term, Executive shall be entitled to the following benefits, in addition to the benefits and perquisites, if any, set forth on Schedule A:

(a)           life, disability, medical insurance and other welfare benefit plans, practices, policies and programs which CenterPoint maintains for the general benefit of its executive and managerial employees;

(b)           participation in CenterPoint’s qualified 401(k) plan, and all other savings and retirement plans, practices, policies and programs (whether tax-qualified or not) which CenterPoint maintains for the general benefit of its executive and managerial employees;

(c)           paid vacations and holidays in accordance with policies established by CenterPoint for its executive and managerial employees;

(d)           reimbursement for such travel, entertainment and other business expenses reasonably incurred by Executive in connection with the performance of his duties hereunder upon presentation by Executive to CenterPoint of substantiating evidence thereof in such form as CenterPoint may reasonably require;

(e)           recognizing that business promotion and entertainment of clients and prospective clients are important aspects of Executive’s job responsibilities, CenterPoint will pay club dues, membership fees and other related or similar club expenses, including, without limitation, initiation fees and entertainment expenses for memberships in such professional or social clubs or other organizations as recommended by the Compensation Committee and approved by the Board, in its sole discretion;

(f)            use of an automobile, provided by CenterPoint and consistent with its policy, including automotive insurance coverage and reimbursement for fuel and maintenance;

(g)           reimbursement for reasonable tax preparation costs; and

(h)           office space, secretarial support and other assistance reasonably necessary to perform Executive’s duties.

In addition to the foregoing benefits, CenterPoint will use its best efforts to obtain and maintain directors’ and officers’ liability insurance for the benefit of Executive.

9.             PAYMENTS IN THE EVENT OF A NON-QUALIFYING TERMINATION.

(a)           Accrued Payments. If Executive’s employment with CenterPoint is terminated for any reason, CenterPoint shall pay to Executive (i) his Base Salary at the rate in effect on the effective date of termination of Executive’s employment (the “Termination Date”) payable through the Termination Date, (ii) the amount of any accrued but unused vacation pay through the Termination Date, and (iii) any expenses Executive incurred which were not previously reimbursed as of the Termination Date, all of which, subject to Section 19, shall be paid in a lump sum in cash within thirty (30) days of the Termination Date.

(b)           Death or Disability. If Executive’s employment is terminated due to his death or Disability, Executive, or in the case of death, Executive’s Beneficiary shall be entitled to receive:

(i)            an amount equal to a pro rata portion of Executive’s Actual Annual Bonus Award for CenterPoint’s prior fiscal year multiplied by a fraction, (A) the numerator of which is the number of calendar months in which Executive was employed during CenterPoint’s fiscal year through the Termination Date (counting a partial calendar month as a full month) and (B) the denominator of which is twelve (12) (the “Pro Rata Annual Bonus Award”);

(ii)           accelerated vesting of Executive’s MIP Units in an amount equal to (A) the number of MIP Units awarded to Executive as of the Termination Date times (B) a ratio (not to exceed one (1)) of (x) one (1) plus the number of full years (without taking into account fractional portions thereof) Executive was employed by CenterPoint from the Effective Date through the Termination Date to (y) five (5) years, and payment of an allocable share of the next distribution attributable to Executive’s vested MIP Units, if any, pursuant to the terms of the Executive’s MIP Units award agreement(s) and the MIP Unit Member Operating Agreement (all remaining unvested MIP Units and fractional portions thereof will be forfeited as of the Termination Date and Executive will not be entitled to any further payments and will have no further rights under the MIP); and

(iii)          accelerated vesting of any unvested Equity Interests, which shall remain subject to the terms of the Company Operating Agreement and the required sale provisions set forth in Section 9(h)(ii).

(c)           Termination by CenterPoint Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by CenterPoint without Cause or by Executive for Good Reason prior to the occurrence of a Qualifying Termination, conditioned upon Executive delivering to CenterPoint a release in a form reasonably satisfactory to CenterPoint with all periods for revocation expired and subject to Section 18, Executive shall be entitled to:

(i)            receive the Pro Rata Annual Bonus Award set forth in Section 9(b)(i);

(ii)           receive a monthly payment equal to the sum of (A) Executive’s monthly Base Salary in effect on the Termination Date plus (B) one-twelfth (1/12) of Executive’s prior year’s Actual Annual Bonus Award for a twenty-four (24) month period, with such payments commencing on the date set forth in Section 9(g); and

(iii)          continue participation in CenterPoint’s group health coverage in accordance with this Section 9(c)(iii):

(A)          if CenterPoint’s group health plan is insured on the Termination Date, CenterPoint shall continue Executive’s active employee group health plan coverage for six (6) months following the Termination Date under such insured group health plan; thereafter, Executive may elect COBRA continuation coverage and for a period not to exceed eighteen (18) months, Executive’s cost for such continued coverage (including the continued active employee and COBRA coverage) shall not exceed the amount Executive would otherwise be required to pay if he remained an active employee of CenterPoint; or

(B)           if CenterPoint’s group health plan is self-insured on the Termination Date, Executive’s active employee group health plan coverage shall cease on the Termination Date; thereafter, Executive may elect COBRA continuation coverage and for a period not to exceed twenty-four (24) months, Executive’s cost for such continued coverage (including the continued active employee and COBRA coverage) shall not exceed the amount Executive would otherwise be required to pay if he remained an active employee of CenterPoint;

provided, however, that to the extent Executive becomes eligible for any other group health coverage that is substantially similar to the group health coverage provided in Section 9(c)(iii)(A) or (B) during the coverage period, the continued group health plan coverage provided by CenterPoint pursuant to this Section 9(c)(iii) shall terminate to the extent COBRA permits such termination;

(iv)          accelerated vesting of Executive’s MIP Units in an amount equal to (A) the number of MIP Units awarded to Executive as of the Termination Date times (B) a ratio (not to exceed one (1)) of (x) the number of full years (without taking into account fractional portions thereof) Executive was employed by CenterPoint from the Effective Date through the Termination Date to (y) five (5) years, and payment of an allocable share of the next distribution attributable to Executive’s vested MIP Units, if any, pursuant to the terms of the Executive’s MIP Units award agreement(s) and the MIP Unit Member Operating Agreement (all remaining unvested MIP Units and fractional portions thereof will be forfeited as of the Termination Date and Executive will not be entitled to any further payments and will have no further rights under the MIP); and

(v)           accelerated vesting of Executive’s unvested Equity Interests in an amount equal to (A) the number of Equity Interests awarded to Executive under the Equity Compensation Program times (B) a ratio (not to exceed one (1)) of (x) the number of full years (without taking into account fractional portions thereof) Executive was employed by CenterPoint from the Effective Date through the Termination Date to (y) five (5) years, as provided in Executive’s applicable Equity Interests award agreement, and all remaining unvested Equity Interests awarded pursuant to the Equity Compensation Program (and fractional portions thereof) shall be forfeited. All vested Equity Interests held by Executive shall remain subject to the terms of the Company Operating Agreement and the put/call rights set forth in Section 9(h)(i). All other unvested Equity Interests awarded to Executive, if any, shall be governed by the terms of the applicable plans.

(d)           Termination in Connection with Non-Renewal. In the event that Executive’s employment is terminated because a party elects not to renew this Agreement pursuant to Section 3 and prior to the occurrence of a Qualifying Termination, conditioned upon Executive delivering to CenterPoint a release in a form reasonably satisfactory to CenterPoint with all periods for revocation expired and subject to Section 18, Executive shall be entitled to:

(i)            receive a monthly payment equal to the sum of (A) his monthly Base Salary in effect on the Termination Date plus (B) one-twelfth (1/12) of his prior year’s Actual Annual Bonus Award for a twelve (12) month period, with such payments commencing on the date set forth in Section 9(g);

(ii)           continue participation in CenterPoint’s group health coverage in accordance with Section 9(c)(iii), except that for purposes of this Section 9(d)(ii), the reference in Section 9(c)(iii)(A) to “eighteen (18) months” shall be changed to “six (6) months” and the reference in Section 9(c)(iii)(B) to “twenty-four (24) months” shall be changed to “twelve (12) months;”

(iii)          accelerated vesting of Executive’s MIP Units in an amount equal to (A) the number of MIP Units awarded to Executive as of the Termination Date times (B) a ratio (not to exceed one (1)) of (x) the number of full years (without taking into account fractional portions thereof) Executive was employed by CenterPoint from the Effective Date through the Termination Date to (y) five (5) years, and payment of an allocable share of the next distribution attributable to Executive’s vested MIP Units, if any, pursuant to the terms of the Executive’s MIP Units award agreement(s) and the MIP Unit Member Operating Agreement (all remaining unvested MIP Units and fractional portions thereof will be forfeited as of the Termination Date and Executive will not be entitled to any further payments and will have no further rights under the MIP); and

(iv)          accelerated vesting of Executive’s unvested Equity Interests as provided in Section 9(c)(v), all vested Equity Interests held by Executive shall remain subject to the terms of the Company Operating Agreement and the put/call rights set forth in Section 9(h)(i), and all other unvested Equity Interests awarded to Executive, if any, shall be governed by the terms of the applicable plans.

(e)           Termination by Executive Without Good Reason. In the event Executive terminates his employment without Good Reason, Executive shall:

(i)            forfeit or receive pro rata vesting of Executive’s MIP Units in accordance with this paragraph 9(e)(i):

(A)          if Executive’s Termination Date occurs before the Initial Payout Date, Executive will forfeit all MIP Units and will have no further rights under the MIP; or

(B)           if Executive’s Termination Date occurs on or after the Initial Payout Date, subject to Executive’s execution and non-revocation of a release in a form reasonably satisfactory to CenterPoint with all periods for revocation expired, Executive shall vest in Executive’s MIP Units in an amount equal to (I) the number of MIP Units awarded to Executive as of his Termination Date times (II) the number of full years (without taking into account fractional portions thereof) Executive was employed by CenterPoint from the Effective Date through his Termination Date divided by ten (10), and payment of an allocable share of the next distribution attributable to Executive’s vested MIP Units, if any, pursuant to the terms of the Executive’s MIP Units award agreement(s) and the MIP Unit Member Operating Agreement (all remaining unvested MIP Units and fractional portions thereof will be forfeited as of the Termination Date and Executive will not be entitled to any further payments and will have no further rights under the MIP); and

(ii)           forfeit all unvested Equity Interests held by Executive and all vested Equity Interests held by Executive shall remain subject to the terms of the Company Operating Agreement and the required sale provisions set forth in Section 9(h)(ii).

(f)            Termination by CenterPoint For Cause. If Executive’s employment is terminated by CenterPoint for Cause, except as provided in Section 9(a), Executive shall not be eligible to receive Executive’s Base Salary or to participate in any of CenterPoint’s incentive arrangements, employee benefit plans and as provided in Section 8 with respect to future periods after Executive’s Termination Date, except for the right to receive vested benefits under any of CenterPoint’s employee benefit plans in accordance with the terms of such plans. Executive shall immediately forfeit all MIP Units held (whether vested or unvested, including vesting pursuant to Section 6(c)) and shall have no further rights under the MIP. Executive shall also immediately forfeit all unvested Equity Interests held by Executive and all vested Equity Interests held by Executive shall remain subject to the terms of the Company Operating Agreement and this Agreement as follows:  Executive shall be required to sell and the Company shall be required to purchase all, but not less than all, of the vested Equity Interests held by Executive as of the Termination Date, including the vested Equity Interests Executive acquired pursuant to the Equity Compensation Program, at the lesser of (x) Fair Market Value and (y) the purchase price paid for such Equity Interests, payable within sixty (60) days of the Termination Date, with Fair Market Value based on the most recent Fair Market Value determination by the Company Board if made within the preceding six (6) months (or such purchase shall be made within thirty (30) days after and based upon the next Fair Market Value determination made by the Company Board if such Board has not made any such determination or if the most recent determination was made more than six (6) months before the Termination Date and in either case the Company Board elects not to pay the purchase price described in clause (y)). In the case of vested Equity Interests that were acquired through the Equity Compensation Program, the purchase price for such vested Equity Interests shall equal zero.

(g)           Delayed Payment. Notwithstanding any provision in this Agreement to the contrary, if Executive’s employment is terminated pursuant to Section 3 by CenterPoint without Cause or pursuant to Section 4(b) and Section 409A(a)(2)(B)(i) of the Code applies to the payments described in Section 9(c) or Section 9(d), as applicable, and Executive is a “specified employee” thereunder, CenterPoint shall pay the Pro Rata Annual Bonus Award described in Section 9(c)(i), in the event of a termination pursuant to Section 4(b), and begin paying the continued salary described in Section 9(c)(ii) or Section 9(d)(i), as applicable, no earlier than six (6) months after Executive terminates employment or such other date as would be permissible under the Code and applicable regulations. If Executive’s employment is terminated pursuant to Section 3 by CenterPoint without Cause or pursuant to Section 4(b) and Section 409A(a)(2)(B)(i) of the Code does not apply to the payments described in Section 9(c) or Section 9(d), as applicable, or Executive is not a “specified employee” thereunder, then CenterPoint shall pay the Pro Rata Annual Bonus Award described in Section 9(c)(i), in the event of a termination pursuant to Section 4(b), and begin paying the continued salary described in Section 9(c)(ii) or Section 9(d)(i), as applicable, as soon as possible after Executive’s termination of employment but in no event later than 30 days after the Termination Date.

(h)           Put/Call Rights/Required Sale.

(i)            Put/Call Rights. In the event of termination of Executive’s employment without Cause, for Good Reason or as a result of non-renewal of this Agreement, Executive shall have a put option to require, by providing the Company with a notice (the “Put Notice”) within thirty (30) days after the Termination Date, the Company to purchase within thirty (30) days after the Company’s receipt of the Put Notice all, but not less than all, of the vested Equity Interests held by Executive as of the Termination Date, including the vested Equity Interests Executive acquired pursuant to the Equity Compensation Program, at Fair Market Value based on the most recent Fair Market Value determination made by the Company Board if made within the preceding six (6) months (or such purchase will be made within thirty (30) days after and based upon the next Fair Market Value determination made by the Company Board if such Board has not yet made any such determination or if the most recent determination was made more than six (6) months before the Termination Date). If such put option is not exercised by delivery of a Put Notice within the thirty (30) day period described above, then the Company shall have a call option to purchase on the next Scheduled Liquidity Event all, but not less than all, of the vested Equity Interests in the Company held by Executive as of the Termination Date, including the vested Equity Interests acquired through the Equity Compensation Program, at Fair Market Value determined at the next Scheduled Liquidity Event. To exercise the call option, the Company shall notify Executive on or before the next Scheduled Liquidity Event.

(ii)           Required Sale. In the event of termination of Executive’s employment without Good Reason or as a result of Executive’s death or Disability, Executive shall be required to sell and the Company shall be required to purchase within sixty (60) days after the Termination Date all, but not less than all, of the vested Equity Interests held by

Executive as of the Termination Date, including the vested Equity Interests Executive acquired pursuant to the Equity Compensation Program, at Fair Market Value based on the most recent Fair Market Value determination made by the Company Board if made within the preceding six (6) months (or such purchase will be made within thirty (30) days after and based upon the next Fair Market Value determination made by the Company Board if such Board has not yet made any such determination or if the most recent determination was made more than six (6) months preceding the Termination Date).

10.           PAYMENTS IN THE EVENT OF A QUALIFYING TERMINATION.

(a)           Benefits Payable. Subject to Sections 10(b) and 10(c), if Executive experiences a Qualifying Termination (other than a Qualifying Termination as provided in Section 12(eee)(iv)), CenterPoint shall provide Executive the following severance benefits (“Severance Benefits”):

(i)            A payment equal to the following:

(A)          the accrued payments set forth in Section 9(a) and the Pro Rata Annual Bonus Award set forth in Section 9(b)(i);

(B)           three (3) times Executive’s Base Salary in effect on the date of the Qualifying Termination or, if greater, three (3) times Executive’s Base Salary in effect immediately prior to the Change in Control;

(C)           three (3) times Executive’s highest Actual Annual Bonus Award paid during the Employment Term;

(D)          payment or reimbursement (at Executive’s option) for outplacement services of a scope and nature customary for executives holding comparable positions and provided by a nationally-recognized outplacement firm of Executive’s selection, for a period of up to two (2) years commencing on the date of Executive’s Qualifying Termination; provided, however, that the aggregate amount of such reimbursement shall not exceed twenty-five percent (25%) of Executive’s Base Salary in effect as of the date of the Qualifying Termination; and

(E)           all other compensation and benefits to which Executive has a vested right on the date of the Qualifying Termination, except to the extent Executive elects to receive payment of such compensation at a later date;

(ii)           accelerated vesting of all of Executive’s unvested Equity Interests, which shall remain subject to the terms of the Company Operating Agreement and the put/call rights set forth in Section 9(h)(i); and

(iii)          except as otherwise provided in this Section 10(a)(iii) and subject to Section 19, CenterPoint shall continue Executive’s participation in CenterPoint’s group health plan coverage (at the same cost to Executive and at the same coverage level in effect on the date of the Qualifying Termination) for thirty-six (36) months from the date of the Qualifying Termination (the “Continuation Period”). The maximum required period under COBRA shall run concurrently with the Continuation Period; provided, however, that to the extent Executive becomes eligible for any other substantially similar group health coverage during the Continuation Period, the continued group health plan coverage provided by CenterPoint pursuant to this Section 10(a)(iii) shall terminate to the extent COBRA permits such termination.

(iv)          To the extent Section 409A(a)(2)(B)(i) of the Code applies to the Severance Benefits and Executive is a “specified employee” thereunder, all of the Severance Benefits described in Section 10(a)(i) shall be paid in cash to Executive in a single lump sum no earlier than six (6) months after the effective date of the Qualifying Termination or such other date as would be permissible under such Code provision. To the extent Section 409A(a)(2)(B)(i) of the Code does not apply to the Severance Benefits or Executive is not a “specified employee” thereunder, all of the Severance Benefits described in Section 10(a)(i) shall be paid in cash to Executive in a single lump sum as soon as possible after the effective date of the Qualifying Termination (but in no event later than 30 days after such date). Notwithstanding the preceding two sentences to the contrary, the Severance Benefits described in Section 10(a)(i)(D) shall be paid or reimbursed to Executive following the later of the applicable payment date set forth in the preceding two sentences or the date Executive promptly submits an invoice of the firm providing the outplacement services described in such subsection. Executive shall not be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under this Agreement.

(b)           Qualifying Termination Due to Non-Renewal. In the event that Executive’s employment is terminated because a party elects not to renew this Agreement pursuant to Section 3 within twenty-four (24) months of a Change in Control, conditioned upon Executive delivering to CenterPoint a release in a form reasonably satisfactory to CenterPoint with all periods for revocation expired and subject to Section 18, Executive shall be entitled to receive:

(i)            the accrued payments set forth in Section 9(a);

(ii)           the Base Salary amount set forth in Section 10(a)(i)(B), Actual Annual Bonus Award amount set forth in Section 10(a)(i)(C) and continued group health plan coverage specified in Section 10(a)(iii), except that for purposes of this Section 10(b)(ii), references in Sections 10(a)(i)(B) and (C) to “three (3)” shall be changed to “two (2)” and references in Section 10(a)(iii) to “thirty-six (36) months” shall be changed to “twenty-four (24) months”; and

(iii)          the accelerated vesting of Executive’s unvested Equity Interests as provided in Section 9(c)(v), all vested Equity Interests held by Executive shall remain subject to the terms of the Operating Agreement and the put/call rights set forth in

Section 9(h)(i), and all other unvested Equity Interests awarded to Executive, if any, shall be governed by the terms of the applicable plans;

provided, however, that the payments and benefits provided pursuant to this Section 10(b) shall be subject to the provisions of Section 10(a)(iv).

(c)           Severance Benefits Limit. Notwithstanding any provision of this Agreement to the contrary, to the extent the Severance Benefits would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Code, Executive shall be entitled to receive the Severance Benefits unless the aggregate value of the (i) after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive (the “Income Taxes”) and the amount of any excise taxes payable by Executive pursuant to Section 4999 of the Code (the “Excise Taxes”)) if Executive were to receive the Severance Benefits is less than (ii) the after-tax amount that would be retained by Executive (after taking into account all Income Taxes and Excise Taxes payable by Executive) if Executive were to receive the maximum amount of the Severance Benefits that Executive could receive without being subject to the Excise Taxes (the “Reduced Payments”), in which case Executive shall be entitled only to receive the Reduced Payments. CenterPoint’s auditors shall determine the application of Section 280G of the Code to the Severance Benefits and shall perform the calculations necessary to determine the amounts and values described in this Section 10(c).

11.           RESTRICTIVE COVENANTS. The non-competition, non-solicitation and confidentiality provisions found in this Section 11 replace and supersede any prior or existing agreement by and between Executive and CenterPoint with respect to the subject matter therein, including but not limited to the Prior Agreements. In consideration of the benefits payable to Executive under this Agreement, Executive agrees as follows:

(a)           Covenant Not To Compete. Executive agrees that during the Employment Term and for a period of one (1) year thereafter if Executive’s employment terminates due to non-renewal of Executive’s employment pursuant to Section 3 prior to the occurrence of a Qualifying Termination, and two (2) years thereafter if Executive’s employment terminates for any other reason, including termination due to non-renewal of Executive’s employment pursuant to Section 3 within twenty-four (24) months of a Change in Control, (the “Non-Competition Period”), Executive will not directly or indirectly, in any market which is served by CenterPoint or any Subsidiary or Affiliate of CenterPoint or which CenterPoint or any Subsidiary or Affiliate of CenterPoint is actively preparing to serve, engage or participate (whether as an owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, employee, independent contractor, consultant, or otherwise) in any other company or entity primarily engaged in the business of acquiring, owning, developing, operating, leasing, and/or managing warehouse, airport, or industrial real estate for development and investment purposes or any business which provides consulting, leasing, management, or brokerage services to such businesses (the “Real Estate Business”), subject to the following exceptions:

(i)            Executive may continue to be a limited partner in any limited partnership engaged in the Real Estate Business in which he is a limited partner on the date of this Agreement; and

(ii)           Executive may engage in such other activities related to the Real Estate Business as CenterPoint’s independent directors from time to time may approve; provided, however, that in no event shall any such activities interfere with the performance of Executive’s duties under this Agreement.

Executive agrees and acknowledges that the markets covered by the restrictions set forth in this Section 11(a) specifically include, but are not limited to, any area within two hundred (200) miles of any property that CenterPoint or the Company owns, manages, acquires, leases or develops.

(b)           Non-Solicitation. During the Employment Term and for a period of three (3) years thereafter (the “Non-Solicitation Period”), Executive shall not (i) employ, retain, solicit for employment or retention, knowingly assist in the employment or retention of, or seek to influence or induce to leave the employment or service of CenterPoint or any Subsidiary or Affiliate of CenterPoint any person who is employed or otherwise engaged by CenterPoint or any Subsidiary or Affiliate of CenterPoint, or (ii) induce or attempt to induce any customer, supplier, licensee, or other business relation of CenterPoint or any Subsidiary or Affiliate of CenterPoint to cease doing business with CenterPoint or any Subsidiary or Affiliate of CenterPoint or otherwise interfere with the relationship between CenterPoint or any Subsidiary or Affiliate of CenterPoint and such business relation.

(c)           Nondisclosure and Nonuse of Confidential Information.

(i)            Executive shall not disclose or use at any time, either during the Employment Term or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive’s performance of duties assigned to Executive by CenterPoint. Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(ii)           As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by CenterPoint or any Subsidiary or Affiliate of CenterPoint, the Company or any subsidiary, affiliate, or controlling entity of the Company in connection with their businesses. Confidential Information shall not include (i) any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information, and (ii) any information that Executive is legally required to disclose. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(d)           Specific Performance. The parties agree that Executive’s services are of a special, unique and extraordinary character, that it would be extremely difficult to quantify the money damages which would accrue to CenterPoint by reason of Executive’s failure to perform any of his obligations under this Section 11, that it would be extremely difficult to replace such services, and that any violation of the provisions of this Section 11 likely would be highly injurious to CenterPoint. By reason of the foregoing, Executive consents and agrees that if he violates any of the provisions of this Section 11 CenterPoint shall be entitled, in addition to any other rights and remedies that it may have, including money damages, to apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any continuing violation of the provisions hereof. Therefore, if CenterPoint shall institute any action or proceeding to enforce the provisions of this Section 11 against Executive, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. The parties hereby specifically affirm the appropriateness of injunctive or other equitable relief in any such action.

(e)           Breach. In the event that CenterPoint hereafter believes that Executive has breached any of the covenants of this Agreement, it shall notify Executive of such alleged breach, setting forth the substance of said alleged breach. Within ten (10) days from receipt by Executive of such notice, Executive either shall remedy said alleged breach or provide CenterPoint with evidence that the activity concerned was permitted by the provisions of this Agreement. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that CenterPoint may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any such provision of this Agreement, CenterPoint will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 11(e) or in any way affecting the right of CenterPoint to seek equitable remedies hereunder, in the event that Executive breaches any of the provisions of this Section 11 or engages in any activity that would constitute a breach save for Executive’s action being in a state where any of the provisions of Section 11 is not enforceable as a matter of law, then CenterPoint’s obligation to pay any remaining severance compensation and benefits that have not already been paid to Executive pursuant to Section 9 or 10, as applicable, shall be terminated.

12.           DEFINITIONS.

(a)           “Actual Annual Bonus Award” has the meaning specified in Section 6(a).

(b)           “Additional Employees” means any additional employees selected by the CenterPoint Management Team and approved in writing by the Company to invest in Equity Interests of the Company on or prior to the Effective Date on terms that are no more favorable to each Additional Employee than the terms specified in this Agreement (subject to compliance with applicable federal and state securities laws).

(c)           “Additional Subscription” has the meaning set forth in Section 7(c).

(d)           “Affiliate” has the meaning set forth in the Company Operating Agreement.

(e)           “Agreement” has the meaning set forth in the introductory paragraph of this agreement.

(f)            “Base Salary” has the meaning specified in Section 5.

(g)           “Beneficiary” means the person or persons designated by Executive, in a writing provided to CenterPoint prior to Executive’s death, to receive amounts payable to Executive under this Agreement upon his death. Subject to such exception, in the absence of such a written beneficiary designation, the Beneficiary shall be Executive’s surviving spouse, or if none, Executive’s estate.

(h)           “Board” means the Board of Trustees of CenterPoint.

(i)            “CalEast” has the meaning set forth in the fourth (4th) recital of this Agreement.

(j)            “Cash Investment” has the meaning set forth in Section 7(a).

(k)           “Cause” means the occurrence of any one or more of the following as determined in the good faith and reasonable judgment of the Board:

(i)            Executive’s commission of a felony;

(ii)           Executive’s commission of fraud with respect to CenterPoint, the Company or any of their Subsidiaries;

(iii)          Executive’s misappropriation of any material funds or assets of CenterPoint, the Company or any of their Subsidiaries or any of their employees, customers or suppliers;

(iv)          Executive’s gross negligence or willful misconduct in the performance of his duties hereunder, which causes financial or reputational harm to the business or operations of CenterPoint, the Company or any of their Subsidiaries, and which, if curable, has not been cured within fifteen (15) days’ written notice thereof from the Board;

(v)           Executive’s repeated failure to perform his duties after written notice from the Board and such failure has not been cured within fifteen (15) days’ written notice thereof from the Board; or

(vi)          any other material breach by Executive of this Agreement or any policy of CenterPoint, the Company or any of their Subsidiaries, and which, if curable, has not been cured within fifteen (15) days’ written notice thereof from the Board.

(l)            “CenterPoint” has the meaning set forth in the introductory paragraph of this Agreement.

(m)          “CenterPoint Management Team” means the CEO and the CFO.

(n)           “CenterPoint Members” has the meaning set forth in the Company Operating Agreement.

(o)           “CEO” means the Chief Executive Officer of CenterPoint.

(p)           “CFO” means the Chief Financial Officer of CenterPoint.

(q)           “Change in Control” means the first to occur of any one or more of the following:

(i)            any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than CalEast and its Affiliates, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (A) more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of CenterPoint or the Company or (B) more than fifty percent (50%) of the total equity securities of CenterPoint or the Company having pari passu economic and other rights and privileges (but not voting power), as the equity securities beneficially owned by CalEast and CenterPoint Members immediately after completion of the Merger; provided, however, that any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by CenterPoint or the Company shall not constitute a Change in Control; or

(ii)           the number of designees to the Company Board nominated by CalEast cease for any reason to constitute at least a Majority of the Company Board; or

(iii)          CenterPoint or the Company consummates a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, all of the following are true:

(A)          more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of CenterPoint or the Company, as applicable or the Successor are then beneficially owned, directly or indirectly, by the individual, entity or group who beneficially owned the Controlling Interest immediately prior to such reorganization, merger or consolidation; and

(B)           at least a Majority of the members of the Company Board or the board of directors of the Successor, if applicable, were designees of CalEast at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv)          the shareholders of CenterPoint approve (A) a complete liquidation or dissolution of CenterPoint or (B) the sale or other disposition of all or substantially all of the assets of CenterPoint; or

(v)           an initial public offering of CenterPoint.

Notwithstanding paragraphs (i), (ii), (iii) and (v) of this Section 12(q), in no event will a Change in Control be deemed to occur:

(vi)          upon consummation of the Merger;

(vii)         as result of a change in the status of CenterPoint as a “real estate investment trust” under Section 856 of the Code; or

(viii)        if CalEast or CalEast’s Affiliates maintain a direct or indirect Controlling Interest in CenterPoint or in an entity that maintains a direct or indirect Controlling Interest in CenterPoint.

Notwithstanding any of the foregoing, the transaction contemplated in the Merger Agreement shall not constitute a Change in Control for purposes of this Agreement, the Prior Agreements or any other agreements in effect prior to or on and after the Effective Date between CenterPoint and Executive.

(r)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(s)           “Code” means the Internal Revenue Code of 1986, as amended.

(t)            “Company” has the meaning specified in the introductory paragraph of this Agreement.

(u)           “Company Board” means the board of managers of the Company, as provided in the Company Operating Agreement.

(v)           “Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, as may be amended from time to time, dated March 7, 2006.

(w)          “Compensation Committee” means the Compensation Committee of the Board (or such other committee of the Board that may be responsible for executive compensation).

(x)            “Continuation Period” has the meaning set forth in Section 10(a)(iii).

(y)           “Controlling Interest” in an entity means beneficial ownership of more than fifty percent (50%) of the equity securities representing more than fifty percent (50%) of the voting power of the outstanding equity securities of the entity.

(z)            “Disability” shall mean the Board’s reasonable determination based upon medical evidence (to be provided by a mutually agreed upon physician) that Executive is no longer able to adequately perform his duties (with or without reasonable accommodation) due to physical or mental illness.

(aa)         “Effective Date” means the date on which the Effective Time occurs.

(bb)         “Effective Time” has the meaning specified in the fourth (4th) recital of this Agreement.

(cc)         “Employment Term” has the meaning specified in Section 3.

(dd)         “Equity Compensation Program” has the meaning specified in Section 6.

(ee)         “Equity Interests” has the meaning specified in Section 7(c) of this Agreement.

(ff)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(gg)         “Excise Taxes” has the meaning specified in Section 10(c).

(hh)         “Executive” has the meaning specified in the introductory paragraph of this Agreement.

(ii)           “Fair Market Value” has the meaning specified in the Company Operating Agreement.

(jj)           “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any one or more of the following:

(i)            a relocation of Executive of more than fifty (50) miles from the place where Executive was located at the time of a Change in Control;

(ii)           a reduction in Executive’s Base Salary below the Base Salary on the Effective Date;

(iii)          a material reduction in the benefits provided to Executive pursuant to Section 8, except for across-the-board reductions of such benefits for all senior management of CenterPoint;

(iv)          a material breach of the Agreement by CenterPoint; or

(v)           a reduction of Executive’s Target Annual Bonus Award within twenty-four (24) months of a Change in Control.

Notwithstanding the foregoing, the transactions contemplated in the Merger Agreement shall not constitute a basis upon which to claim termination for Good Reason.

(kk)         “Guidance” has the meaning set forth in Section 19.

(ll)           “Income Taxes” has the meaning set forth in Section 10(c).

(mm)       “Initial Incentive Award” has the meaning set forth in Section 6(b) of this Agreement.

(nn)         “Initial Investment” has the meaning specified in Section 7(a).

(oo)         “Initial Term” has the meaning specified in Section 3.

(pp)         “Initial Unvested Class A Units” has the meaning set forth in the Equity Compensation Program.

(qq)         “Key Management Team” means the CenterPoint Management Team and up to ten (10) other senior executives of CenterPoint who enter into new employment agreements with the Company and CenterPoint effective at the Effective Time.

(rr)           “Majority” has the meaning set forth in the Company Operating Agreement.

(ss)         “Merger” has the meaning specified in the fourth (4th) recital of this Agreement.

(tt)           “Merger Agreement” has the meaning specified in the fourth (4th) recital of this Agreement.

(uu)         “Merger Sub” has the meaning specified in the fourth (4th) recital of this Agreement.

(vv)         “Minimum Investment”  has the meaning specified in Section 7(b).

(ww)       “MIP” means the Management Incentive Plan established by the MIP Unit Member, as amended from time to time.

(xx)          “MIP Unit” has the meaning set forth in the MIP Unit Member Operating Agreement.

(yy)         “MIP Unit Member” has the meaning set forth in the Company Operating Agreement.

(zz)          “MIP Unit Member Operating Agreement” means the operating agreement with respect to the Company’s MIP Unit Member.

(aaa)       “Non-Competition Period” has the meaning specified in Section 11(a).

(bbb)      “Non-Solicitation Period” has the meaning specified in Section 11(b).

(ccc)       “Prior Agreements” means any agreements between CenterPoint and the Executive in effect prior to the Effective Date, including, the Employment and Severance Agreement and the Non-Competition, Non-Solicitation and Confidentiality Agreement, effective July 1, 2005, by and between CenterPoint and Executive.

(ddd)      “Pro Rata Annual Bonus Award” has the meaning specified in Section 9(b)(i).

(eee)       “Qualifying Termination” means the occurrence of any one or more of the following:

(i)            CenterPoint’s termination of Executive’s employment other than for Cause within twenty-four (24) months following a Change in Control;

(ii)           Executive’s voluntary termination of employment for Good Reason within twenty-four (24) months following a Change in Control;

(iii)          a successor of CenterPoint fails to assume expressly CenterPoint’s entire obligations under this Agreement prior to becoming such a successor as required by Section 13(a)(ii); or

(iv)          the Board’s election not to renew the term of this Agreement as provided in Section 3 within twenty-four (24) months following a Change in Control;

provided, however, that a Qualifying Termination shall not include a termination of Executive’s employment by reason of death, Disability, Executive’s voluntary termination other than for Good Reason, CenterPoint’s termination of Executive’s employment for Cause; provided, further, that the Merger shall not constitute a Qualifying Termination for purposes of this Agreement or any Prior Agreements. Notwithstanding the foregoing, if Executive’s employment is terminated before a Change in Control and Executive can reasonably demonstrate that the termination by CenterPoint or the actions constituting Good Reason for termination by Executive were at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control who then effects a Change in Control, then the date of the Change in Control shall be deemed to be the date immediately prior to Executive’s termination of employment.

(fff)         “Real Estate Business” has the meaning set forth in Section 11(a).

(ggg)      “Reduced Payments” has the meaning specified in Section 10(c).

(hhh)      “Required Investment” has the meaning specified in Section 7(a).

(iii)          “Scheduled Liquidity Event” has the meaning set forth in the Company Operating Agreement.

(jjj)          “Section” shall, unless the context otherwise requires, mean a section of this Agreement.

(kkk)       “Severance Benefits” has the meaning specified in Section 10(a).

(lll)          “Subsidiary” means a United States or foreign corporation with respect to which CenterPoint owns, directly or indirectly, fifty percent (50%) or more of the then outstanding common shares.

(mmm)    “Successor” has the meaning set forth in the Company Operating Agreement.

(nnn)      “Target Annual Bonus Award” has the meaning specified in Section 6(a).

(ooo)      “Term Sheet” has the meaning specified in the fifth (5th) recital of this Agreement.

(ppp)      “Termination Date” has the meaning set forth in Section 9(a).

13.           ASSIGNMENT.

(a)           Assignment by CenterPoint.

(i)            This Agreement shall be binding upon, and shall inure to the benefit of CenterPoint and any successor. The Company or CenterPoint may assign and transfer this Agreement, and delegate its duties hereunder, to a Subsidiary of CenterPoint or the Company.

(ii)           CenterPoint shall require any Successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CenterPoint would be required to perform if no such succession were to take place.

(b)           Executive’s Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amounts payable to Executive under this Agreement remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Beneficiary.

14.           NOTICES. All notices required or permitted to be given under this Agreement shall be in writing, signed by the party giving notice, and sent by personal messenger, facsimile, overnight mail, courier service or deposited, postage prepaid, certified mail, return receipt requested, in the United States mail, and addressed as provided in Schedule A, if to Executive, if to the Company:

Solstice Holdings LLC

c/o LaSalle Investment Management

200 East Randolph Drive

Chicago, Illinois 60601

if to CenterPoint:

CenterPoint Properties Trust
Attn:  General Counsel
1808 Swift Road

Oak Brook, IL  60523-1501

Facsimile:  630-586-8010

Notices sent by personal messenger, facsimile, overnight mail or courier service shall be deemed received upon delivery of same. Notices sent by United States mail shall be deemed received three (3) days after deposit in the United States mail service.

15.           ENTIRE AGREEMENT. This Agreement supersedes the Prior Agreements, the Term Sheet and any other prior agreements or understandings, oral or written, express or implied, between Executive and CenterPoint, with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto. No agreements other than the Company Operating Agreement, the MIP Unit Member Operating Agreement, agreements evidencing any rights to or awards of Equity Interests of the Company under the Equity Compensation Program and any evidence of award relating to MIP Units granted under the MIP or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The captions of this Agreement are not part of the provisions hereof and shall be of no effect. The parties hereby agree that the termination hereunder of the Prior Agreements will not constitute a Qualifying Termination for purposes of the terms of any Prior Agreement, and CenterPoint and Executive waive any express assumption and performance by a successor provisions set forth in the Prior Agreements.

16.           ENFORCEMENT. Following a Qualifying Termination, CenterPoint shall reimburse Executive, on an after-tax basis, for the reasonable fees and expenses (including legal fees and disbursements) incurred by Executive in a good faith effort to enforce Executive’s right to receive any of the Severance Benefits, regardless of the outcome of such effort. CenterPoint shall reimburse Executive for such fees and expenses on a monthly basis within ten (10) days after Executive’s request for reimbursement accompanied by evidence Executive incurred such fees and expenses. If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by CenterPoint hereunder, and CenterPoint establishes to the satisfaction of a court of competent jurisdiction that Executive had no reasonable basis for Executive’s claim hereunder, or for Executive’s response to CenterPoint’s claim hereunder, and acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim, and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

17.           LATE PAYMENTS. Following a Qualifying Termination, if CenterPoint fails to pay any of the Severance Benefits when due, then CenterPoint shall pay interest on such amount at a rate equal to the highest rate of interest charged by CenterPoint’s principal lender.

18.           MITIGATION AND OFFSET. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any provision of this Agreement. If Executive’s employment terminates pursuant to Section 4(b) and such termination is not a Qualifying Termination or because a party elects not to renew this Agreement pursuant to Section 3 and, in either case, Executive becomes entitled to receive compensation from a subsequent employer prior to the expiration of the twenty-four (24) month or twelve (12) month period described in Section 9(c)(ii) or 9(d)(i), as applicable, the monthly amounts payable to Executive pursuant to Section 9(c)(ii) or 9(d)(i), as applicable, shall be reduced by the monthly amount Executive is entitled to receive from such subsequent employer.

19.           COMPLIANCE WITH SECTION 409A OF THE CODE. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that a payment and/or benefit is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Any provision of this Agreement that would cause a payment and/or benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).

20.           WITHHOLDING OF TAXES. CenterPoint may withhold from any amounts payable under this Agreement all federal, state, city, local or other taxes as CenterPoint is required to withhold pursuant to any applicable law or government regulation or ruling.

21.           CONTINUED AVAILABILITY AND COOPERATION.

(a)           In the event of termination of Executive’s employment, Executive shall cooperate fully with CenterPoint and with CenterPoint’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving CenterPoint that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the Employment Term. This cooperation by Executive will include, but not be limited to:

(i)            making himself reasonably available for interviews and discussions with CenterPoint’s counsel as well as for depositions and trial testimony;

(ii)           if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that CenterPoint or CenterPoint’s counsel reasonably requests;

(iii)          refraining from impeding in any way CenterPoint’s prosecution or defense of such litigation or administrative proceeding; and

(iv)          cooperating fully in the development and presentation of CenterPoint’s prosecution or defense of such litigation or administrative proceeding.

(b)           Executive will be reimbursed by CenterPoint for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after Executive’s termination of employment. Executive shall not unreasonably withhold Executive’s availability for such cooperation, consultation and advice.

22.           GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without reference to principles of conflict of laws.

23.           VALIDITY/SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

24.           SURVIVAL OF PROVISIONS. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 9, 10, 11, 16 and 21 will survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

25.           REPRESENTATIONS.

(a)           Executive hereby represents that he is not subject to any restriction of any nature whatsoever on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer, any covenant not to disclose or use any non-public information acquired during the course of any former employment or any covenant not to solicit any customer of any former employer.

(b)           Executive hereby represents that, except as he has disclosed in writing to CenterPoint, he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment with CenterPoint or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(c)           Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his employment by CenterPoint does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data Executive acquired in confidence or in trust prior to his employment with CenterPoint, and that he will not knowingly disclose to CenterPoint or induce CenterPoint to use any confidential or proprietary information or material belonging to any previous employer or others.

26.           AMENDMENT; WAIVER. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by all parties hereto. No waiver by one party hereto at any time of any breach by a party hereto or compliance with any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

27.           TITLES AND HEADINGS. Titles and headings to paragraphs herein are for purposes of reference only and in no way shall limit, define or otherwise affect the provisions hereof.

28.           COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year written above.

Michael M. Mullen

Solstice Holdings LLC

By:

Its:

And At and After the Effective Date:

CenterPoint Properties Trust

By:

Its:

(Signature Page - Michael M. Mullen Employment Agreement)

SCHEDULE A

NAME:	Michael M. Mullen

ADDRESS:	1340 Ridgewood

Northbrook, IL 60062

TITLE:	Chief Executive Officer

REPORTING RELATIONSHIP:	Board

BASE SALARY:	$350,000

TARGET ANNUAL BONUS AWARD:	$507,500

TOTAL INITIAL INCENTIVE AWARD:	$1,986,750

SPECIFIC BENEFITS:	None

INITIAL INVESTMENT

CASH INVESTMENT:	$5,013,250

INITIAL INCENTIVE AWARD INVESTMENT:	$1,986,750